Exhibit 10.10

EMPLOYMENT AGREEMENT — RANDY MOSELEY

         This EMPLOYEE AGREEMENT (hereinafter, this “Agreement”), made and entered into this 27th day of May, 2011 , by and between UMED Holdings, Inc. , a corporation duly organized and existing under the laws of the state of Texas (hereinafter, the “Corporation” or “UMED”), and  RANDY MOSELEY (hereinafter, “Moseley”).

W I T N E S S E T H:

1.  The Corporation hereby employs Moseley, and Moseley agrees to work for the Corporation as Chief Executive Officer of the Corporation, reporting directly to the Board of Directors.

2.  This Agreement shall be effective on January 1, 2011 and expire on    May 31, 2016, unless sooner terminated as hereinafter provided. Moseley agrees to devote the required time necessary to fulfill his duties as Chief Executive Officer, Treasurer for the profit, benefit and advantage of the business of the Corporation.

3.  (a) As compensation for services rendered under this Agreement, the Moseley shall initially receive a base salary of     $180,000      per annum effective immediately, with subsequent increases in  base salary  as follows:

2012	$240,000 per annum

2013	$300,000 per annum

2014	$350,000 per annum

2015 &2016 – Commensurate with other Chief Executive Officer’s in like or kind industry.

(b) The Corporation and Moseley acknowledge that due to the fact that the Corporation has been and will continue to be a development stage company, it has not had, and in the foreseeable future may not have, sufficient funds to pay Moseley his entire base salary each year. The Corporation and Moseley agree that to the extent that the Corporation has not, or in the future does not, pay Moseley his entire base salary during a given year, such underpayment shall be deemed deferred compensation and shall be reflected in the Corporation’s books as such. The Company agrees to pay to Moseley his deferred compensation at such time as the Corporation has the excess available funds to do so.

(c) Moseley will also receive from the Corporation, as part of his annual compensation, 1,250,000 shares of UMED Holdings, Inc. common stock, issued on a quarterly basis in advance.

(d) Moseley will also receive from the Corporation, bonuses as determined by the Corporation’s Board of Directors during Moseley’s employment during the term of this Employment Agreement.

                    4.  The Corporation and Moseley agree that the geographical location at which Moseley will devote the major portion of his time and efforts to his duties as Chief Executive Officer is in Fort Worth, Texas.

            5.  The Corporation agrees to pay all reasonable expenses incurred by Moseley in furtherance of the business of the Corporation, including travel and entertainment expenses. The Corporation agrees to reimburse Moseley for any such expenses paid out by him in the first instance, upon submission by him of a statement itemizing such expenses.

                6.  If Moseley shall, during the term of his employment under this Agreement, be absent from work because of  illness or other cause for a period, or aggregate of periods, in excess of six (6) months in any one (1) year of the term of employment, the Corporation shall have the right to terminate this Agreement on one hundred eighty (180) days notice to Moseley. In that event, the Corporation shall pay Moseley his compensation to the date of termination.

7.  Moseley agrees that the Corporation may, from time to time, apply for and take out in its own name and at its own expense, life, health, accident, or other insurance upon Moseley that the Corporation may deem necessary or advisable to protect its interests hereunder; the total amount of such life insurance shall not exceed Two Million Dollars ($2,000,000.00) without the written consent of Moseley. Moseley agrees to submit to any medical or other examination necessary for such purpose and to assist and cooperate with the Corporation in procuring such insurance; and Moseley agrees that other than his rights as a shareholder he shall have no right, title, or interest in or to such insurance.

8.  In the event of the death of Moseley during the term of this Agreement, the Corporation agrees to pay Moseley’s legal representatives the sum of Five Thousand Dollars ($5,000.00).

9.  Moseley agrees that during the term of this Agreement he will not engage in any other commercial activity that is competitive with the business of the Corporation, nor be affiliated in any other way as officer, director, or significant stockholder of another corporation that is competitive with the Corporation.

10.  Moseley agrees that he shall exercise reasonable care to prevent disclosure of the Corporation’s proprietary information and shall not, himself at any time during the period of this Agreement and after its termination for any reason, disclose the Corporation’s proprietary information to others and will not use such information for any purpose except as contemplated by this Agreement. The term “proprietary information” as used herein includes, in addition to information so designated and labeled by the Corporation, all business, financial, technical and design information related to the Corporation’s developmental and production programs whether or not designated and labeled as proprietary information.

11.  Moseley agrees that, for a period of three (3) years after leaving the employ of the Corporation for any reason, he will not engage in any way, directly or indirectly, in any business competitive with the business of the Corporation.

12.  If Moseley terminates this Agreement, the Corporation shall pay Moseley until the date of termination. Except for any reason that would be considered for cause, if the Corporation terminates the Agreement, it shall  pay to Moseley his salary and any bonuses through May 31, 2016. Corporation shall also pay all annual stock compensation according to paragraph 4(c) through May 31, 2016.

(a) Termination for Cause.  Employer may terminate this Agreement “for cause” if:

(i)In connection with the business of Employer, Employee is convicted of an offense  constituting a felony

(ii)Employee (A) violates any written policy of Employer, (B) violates any provision of this Agreement, (D) fails to use good-faith efforts to perform the services required pursuant to this Agreement; and (ii) fails to cure such violation or failure within thirty days after receiving written notice thereof; or

13.   (a) For protection of Moseley against possible termination after a change of control (defined below) of the Corporation and to induce Moseley to continue to serve in his capacity as Chief Executive Officer or in such other capacity to which he may be elected or appointed, the Corporation will provide severance benefits in the event Moseley’s employment is terminated after a change of control.

(b) “Change of Control” shall have occurred if, (a) any person (excluding  1st Resource Group, Inc.) (as used in Sections 13(d) and 14(d) of the Securities Exchange Act (“SEA”) of 1934) becomes the beneficial owner (as defined in Rule 13(d)-3 of the SEA) of a total equal to twenty percent (20%) or more of the outstanding shares of the Corporation’s common stock, or (b) the Board of Directors of the Corporation is composed of a majority of directors who were not directors of the Corporation on the date of this Agreement, or (c) the change is of the type that is required to be reported under Item 5(f) of Schedule 14 Regulation 14A promulgated under the SEA.

(c) If a change of control has occurred, Moseley shall be entitled to severance benefits if his employment is terminated by him due to:

(i)   the assignment to him of any duties not consistent with his present position, or a change in titles or offices, or any failure to re-elect him to any positions held on the date of the change of control;

(ii)  a reduction in salary or discontinuance of any bonus plans in effect on the date of the change of control; or

(iii) a change in geographical location of where his position is based in excess of twenty (20) miles or required travel in excess of his usual business travel schedule.

(d) Moseley shall be entitled to severance benefits if his employment is terminated by the Corporation after a change of control. Such termination must not be due to any reason that would be considered for cause.

(e) Severance benefits after a change of control has occurred shall be:

(i)   a lump sum payment of ten (10) times the amount of the annual basic salary then payable under paragraphs 4 (a) above;

(ii)  allowance of surrender of all outstanding stock options, with the price to be determined by taking the difference between the option price and the price of the stock on the date of the change of control or the date of termination, whichever is highest; and

(iii) all employee benefits in effect and applicable to Moseley on the date of the change of control will be retained and paid by the Corporation for Moseley for a period of three (3) years. These benefits shall include all health, accident, and disability plans as well as any life insurance plans provided by or through the corporation.

(f) Moseley shall not be required to mitigate the amount of any payment provided under these severance benefits by seeking other employment and none of these payments may be reduced by any future salary he may earn.

(g) In the event of a change of control, the Corporation is aware that the Board of Directors or a shareholder or shareholders of the Corporation may cause the Corporation to refine to comply with its obligations under this paragraph, or may cause the Corporation to institute litigation seeking to have this paragraph declared enforceable, or may take other action to deny Moseley the benefits intended to be provided under this paragraph. It is the intent of the Corporation that Moseley not be required to incur expenses in enforcing his rights under this paragraph by litigation or other legal action because the costs and expenses would substantially detract from the benefits intended to be extended to Moseley under this paragraph.

                            (h) If, following a change of control, Moseley determines that the Corporation has failed to comply with any of its obligations under this paragraph or in the event the Corporation or any other person takes action to declare this paragraph void or enforceable, or institutes any litigation or other legal action designed to deny Moseley the benefits intended to be extended under this paragraph, the Corporation authorizes Moseley to retain counsel of his choice at the Corporation’s expense to represent Moseley in connection with the initiation or defense by Moseley of any litigation or legal action, whether by or against the Corporation, any director, officer, shareholder, or any other person affiliated with the Corporation, in any jurisdiction.

                                                       (i) Despite any previously existing attorney-client relationship between the Corporation and counsel retained by Moseley, the Corporation hereby provides that Moseley may enter into an attorney-client relationship with such counsel.  The Corporation and Moseley agree that a confidential relationship will exist between Moseley and such counsel.

                            (j) The Corporation hereby authorizes that the reasonable fees and expenses of counsel retained by Moseley shall be paid or reimbursed to Moseley by the Corporation on a regular, periodic basis upon Moseley’s presentation of a statement or statements, prepared by counsel in accordance with its customary practices, up to a maximum aggregate amount of Two Hundred Fifty Thousand Do11ars ($250,000.00).

14.   The Corporation shall have the right, with the consent of Moseley, to assign this Agreement to its successors or assigns and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against its said successors or assigns. The terms “successor” and “assign” shall include any corporation which buys all or substantially all of the Corporation’s assets, or all of its stock, or with which, it merges or consolidates.

15.  The Corporation shall indemnify Moseley and hold him harmless against any claims or legal action of any type brought against Moseley with respect to his activities as Executive Vice President, Chief Financial Officer, Treasurer of the Corporation and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Moseley therein. In the event an action should be filed with respect to the subject of this indemnity and hold harmless agreement, the Corporation agrees that Moseley may employ an attorney of Moseley’s own selection to appear and defend the action, on behalf of Moseley, at the expense of the Corporation. Moseley, at his option, shall have the sole authority for the direction of the defense, and shall be the sole judge of the acceptability of any compromise or settlement of any claims or actions against Moseley.

16.  Any dispute concerning any questions of law or fact arising out of the circumstances of employment under this Agreement shall be determined by arbitration. The controversy shall be submitted to the American Arbitration Association for final determination.

17.  Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

18.  If any provision of this Agreement is declared invalid by any Tribunal, then such provision shall be deemed automatically adjusted to conform to the requirements for validity as declared at such time and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision invalidated is of such a nature that it cannot be so adjusted, the provisions shall be deemed deleted from this Agreement as though the provision had never been inc1uded herein. In either case, the remaining provisions of this Agreement shall remain in effect.

19.  This Agreement may be extended or modified by mutual agreement in writing in the form of a numbered amendment hereto.

20.  This Agreement shall be construed in accordance with the laws of the State of Texas.

21.      This Agreement consists of four (4) pages.

IN WITNESS WHEREOF, the Corporation has hereunto signed its name by its Chairman of the Board, Executive Vice President and Chief Financial Officer, and the other party hereto has signed his name, all as of the day and year first above written.

UMED HOLDINGS, INC.

/s/ Kevin Bentley-
Kevin Bentley
Chief Executive Officer

/s/ Randy Moseley
Randy Moseley